Exhibit 99.1

ABVC BioPharma, Inc. Reports 103% Year-Over-Year Asset Growth
and Secures $350K in Post-Quarter Licensing Revenue in Q2 2025

Silicon Valley, CA (August 14, 2025) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, central nervous system (CNS) disorders, and oncology/hematology, today announced its financial results for the second quarter ended June 30, 2025. The Company continues to advance strategic initiatives aimed at stabilizing operations, strengthening its balance sheet, and building long-term shareholder value across its global platform.

Q2 2025 Highlights: Laying the Foundation for Scalable Growth

●	Total Assets More Than Doubled: The Company reported total consolidated assets of $16.2 million, a 103% increase from $8.0 million in Q2 2024, driven by stronger affiliate equity positioning and improved asset allocation.

●	Shareholders’ Equity Increased: Shareholders’ equity rose to $9.5 million from $8.0 million in the same period last year, reflecting disciplined strategic consolidation and improved capital structure.

Disciplined EPS Management Shows Downward Trend in Losses

ABVC reported a diluted loss per share of $(0.13) for the second quarter of 2025, showing a significant improvement compared to the full-year diluted loss per share of $(0.42) in 2024. The narrowing loss underscores the Company’s continued focus on streamlining operations, reducing non-core expenditures, and prioritizing high-value growth initiatives.

Strategic Land Acquisition in Asia to Support R&D and GMP Expansion

Following the close of Q2, ABVC completed the acquisition of farmland in Taiwan valued at approximately $3.3 million. Although this asset will be recognized in the Company’s third-quarter balance sheet, the transaction was finalized in Q2 and will be disclosed as a subsequent event to its quarterly report.

The land will serve as a strategic base for botanical ingredient cultivation, modular R&D facilities, and GMP-compliant pilot-scale manufacturing, supporting the Company’s long-term expansion plans in Asia. The Company believes the plans for this land will enhance vertical integration, reduce external supply dependency, and lay the foundation for operational efficiency and shareholder value creation.

$350K in Licensing Revenue Collected in July Boosts Q3 Outlook

In July 2025, ABVC received a total of $350,000 in licensing revenue from three licensing partners: $150,000 from AiBtl BioPharma, Inc., $100,000 from OncoX BioPharma, Inc., and $100,000 from ForSeeCon Eye Corporation. These payments, that will be recognized in Q3 of 2025, highlight the continued execution of the Company’s monetization strategy and reinforce momentum in licensing-based revenue streams.

“Our second-quarter results reflect the strategic discipline we’ve applied across our business,” said Dr. Uttam Patil, ABVC’s Chief Executive Officer. “From doubling our asset base to acquiring physical infrastructure in Asia and securing non-dilutive licensing revenue, we’re working to position ABVC for sustainable long-term growth while creating tangible value for our shareholders.”

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Uttam Patil

Email: uttam@ambrivis.com